
Exhibit (11)

Compass Bancshares, Inc. and Subsidiaries
Computation of Earnings Per Share
Three and Nine Months Ended September 30, 1995 and 1994


                                     Three Months Ended     Nine Month Ended
                                        September 30          September 30
                                    --------------------  --------------------
                                      1995       1994       1995       1994
                                    ---------  ---------  ---------  ---------
                                       (in Thousands Except Per Share Data)
PRIMARY:
Weighted average shares outstanding   38,120     37,902     38,049     37,891

Net effect of the assumed exercise
  of stock options - based on the
  treasury stock method using
  average market price                   320        296        252        279
                                    ---------  ---------  ---------  ---------
Total weighted average shares
  and common stock equivalents
  outstanding                         38,440     38,198     38,301     38,170
                                    =========  =========  =========  =========

Net income available to common
  shareholders                      $ 28,934   $ 25,385   $ 81,082   $ 74,260
                                    =========  =========  =========  =========

  Net income per common share        $  0.76    $  0.67    $  2.12    $  1.95
                                    =========   =========  =========  =========

FULLY DILUTED:
Weighted average shares outstanding   38,120     37,902     38,049     37,891

Net effect of the assumed exercise
  of stock options - based on the
  treasury stock method using
  average market price or period-
  end market price, whichever
  is higher                              328        296        328        279
                                    ---------  ---------  ---------  ---------
Total weighted average shares and
  common stock equivalents
  outstanding                         38,448     38,198     38,377     38,170
                                    =========  =========  =========  =========

Net income                          $ 28,934   $ 25,385   $ 81,082   $ 74,260
                                    =========  =========  =========  =========

  Net income per common share          $0.75      $0.67      $2.11      $1.95
                                    =========  =========  =========  =========
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